Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2012 SECOND QUARTER RESULTS

ARMONK, NY, August 13, 2012 — VISANT CORPORATION today announced results for its second fiscal quarter ended June 30, 2012, including consolidated net sales of $464.7 million, compared to $493.1 million for its second quarter ended July 2, 2011, a decrease of approximately 6%. Visant reported consolidated net income of $56.6 million for the second quarter of 2012 compared to net income of $60.6 million for the second quarter of 2011. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $172.8 million for the second fiscal quarter of 2012, a decrease of $18.4 million compared to consolidated Adjusted EBITDA of $191.2 million for the second fiscal quarter of 2011.

For the first six months of fiscal year 2012, consolidated net sales were $723.5 million, a decrease of approximately 3% compared to $743.9 million for the first six months of fiscal year 2011. Consolidated net income increased to $46.5 million during the first six months of fiscal year 2012 compared to net income of $42.1 million for the comparable period in fiscal year 2011. Consolidated Adjusted EBITDA totaled $223.0 million for the first six months of fiscal year 2012, a decrease of 7% compared to Adjusted EBITDA of $240.0 million for the comparable period in fiscal year 2011.

Net sales for the Scholastic segment were $127.9 million for the second fiscal quarter of 2012, a decrease of 6% compared to $135.7 million for the second fiscal quarter of 2011. This decrease was primarily attributable to lower volume in our jewelry and announcement products, as well as a shift in jewelry sales metal mix to lower priced metals.

Net sales for the Memory Book segment were $257.6 million for the second fiscal quarter of 2012, a decrease of 4% compared to $268.8 million for the second fiscal quarter of 2011. This decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment decreased $9.3 million, or 10%, to $79.4 million from $88.7 million for the second fiscal quarter of 2011. This decrease was attributable to lower volume in our direct mail and publishing services operations partially offset by higher volume in our sampling operations.

The Scholastic segment reported Adjusted EBITDA of $26.4 million, a decrease of $3.6 million compared to $30.0 million for the second fiscal quarter of 2011. This decrease was primarily due to lower overall volumes in our jewelry and announcement products.

Adjusted EBITDA for the Memory Book segment was $131.6 million, a decrease of $10.1 million compared to $141.7 million for the second fiscal quarter of 2011. This decrease was primarily attributable to lower volume.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $14.8 million, a decrease of $4.8 million compared to $19.5 million for the second fiscal quarter of 2011. This decrease was primarily due to lower volume in our direct mail and publishing services operations partially offset by higher volume in our sampling operations.

Net sales for the Scholastic segment for the six months ended June 30, 2012 decreased by $8.7 million, or 3%, to $283.3 million compared to $292.0 million for the six months ended July 2, 2011. This decrease was primarily attributable to lower volume in our jewelry and announcement products, as well as a shift in jewelry sales metal mix to lower priced metals.

Net sales for the Memory Book segment were $263.1 million for the six-month period ended June 30, 2012, a decrease of 4%, compared to $274.4 million for the six-month period ended July 2, 2011. This decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment decreased slightly to $177.3 million for the first six months of fiscal 2012 compared to $177.5 million during the first six months of fiscal 2011. This decrease was primarily attributable to lower volume in our publishing services business (including the cessation of overhead transparency revenues) and direct mail operations offset by significantly higher volume in our sampling operations.

For the six months ended June 30, 2012, the Scholastic segment reported Adjusted EBITDA of $60.4 million, a decrease of $3.5 million compared to $63.9 million for the prior year comparative period. This decrease was primarily due to lower overall volumes and increased pension expense.

Our Memory Book segment reported Adjusted EBITDA of $124.3 million for the six months ended June 30, 2012, a decrease of $12.2 million compared to $136.5 million for the six months ended July 2, 2011. This decrease was primarily due to lower volume and increased pension expense.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $38.3 million for the six months ended June 30, 2012, a decrease of $1.3 million, or 3%, compared to $39.6 million for the prior year comparative period. This decrease was primarily due to lower volume in our publishing services and direct mail operation partially offset by higher volumes in our sampling business.

As of June 30, 2012, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,936.7 million, including $12.3 million of capital lease and equipment financing obligations and exclusive of original issue discount of $17.5 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of June 30, 2012 totaled $63.8 million.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the second quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance, cosmetic and personal care sampling and packaging, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems and packaging, primarily for the fragrance, cosmetic and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the application of privacy laws and other related obligations on our business; the textbook adoption cycle and levels of government funding for education spending; local conditions in the countries in which we operate; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
In thousands	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$464,655	$493,148	$723,458	$743,886
Cost of products sold	198,105	205,715	324,724	325,618

Gross profit	266,550	287,433	398,734	418,268
Selling and administrative expenses	122,169	129,200	233,107	245,885
Gain on disposal of fixed assets	(328)	(364)	(2,166)	(425)
Special charges (1)	7,202	8,751	8,692	11,514

Operating income	137,507	149,846	159,101	161,294
Interest expense, net	39,443	39,626	78,919	82,225

Income before income taxes	98,064	110,220	80,182	79,069
Provision for income taxes	41,451	49,669	33,706	36,992

Net income	$56,613	$60,551	$46,476	$42,077

Adjusted EBITDA (2)	$172,784	$191,220	$222,984	$240,008

Adjusted EBITDA Reconciliation:
In thousands
Net income	$56,613	$60,551	$46,476	$42,077
Interest expense, net	39,443	39,626	78,919	82,225
Provision for income taxes	41,451	49,669	33,706	36,992
Depreciation and amortization expense	25,573	26,607	51,571	53,072

EBITDA	163,080	176,453	210,672	214,366
Special charges (1)	7,202	8,751	8,692	11,514
Gain on disposal of fixed assets	(328)	(364)	(2,166)	(425)
Stock-based compensation (3)	107	3,367	214	5,879
Costs related to term loan facility repricing (4)	—	18	—	3,809
Other (5)	2,723	2,995	5,572	4,865

Adjusted EBITDA (2)	$172,784	$191,220	$222,984	$240,008

(1)	Special charges for the second fiscal quarter ended June 30, 2012 included $5.5 million of costs in the Memory Book segment, consisting of severance and related benefits associated with the consolidation of our Topeka, Kansas facility, and $0.9 million of severance and related benefits in the Scholastic segment associated with reductions in force. Also included in special charges for the second fiscal quarter ended June 30, 2012 were $0.8 million of costs in the Marketing and Publishing Services segment, consisting of $0.7 million of severance and related benefits associated with reductions in force and the consolidation of certain operations and $0.1 million of non-cash asset impairment charges.

Special charges for the six months ended June 30, 2012 included $5.5 million of costs in the Memory Book segment, consisting of severance and related benefits associated with the consolidation of our Topeka, Kansas facility, and $0.9 million of severance and related benefits in the Scholastic segment associated with reductions in force. Also included in special charges for the six months ended June 30, 2012 were $2.3 million of costs in the Marketing and Publishing Services segment, consisting of $2.0 million of severance and related benefits associated with reductions in force and the consolidation of certain operations and approximately $0.3 million of non-cash asset related impairment charges.

Special charges for the second fiscal quarter ended July 2, 2011 included $6.3 million of costs in the Memory Book segment, consisting of $4.1 million of severance and related benefit costs associated with reductions in force and approximately $2.2 million of non-cash asset related impairment charges associated with the consolidation of certain facilities. Special charges for the quarter in the Scholastic segment included $1.3 million of severance and related benefit costs associated with reductions in force in connection with the consolidation of certain operations. Also included in special charges for the second fiscal quarter ended July 2, 2011 were $1.1 million of costs in the Marketing and Publishing Services segment consisting of $0.4 of severance and related benefit costs and $0.7 million of non-cash asset related impairment charges associated with the closure of our Milwaukee, Wisconsin facility.

Special charges for the six months ended July 2, 2011 included $6.6 million of costs in the Memory Book segment, consisting of $4.4 million of severance and related benefit costs associated with reductions in force and approximately $2.2 million of non-cash asset related impairment charges associated with the consolidation of certain facilities. Special charges for the six-month period in the Scholastic segment included $2.1 million of severance and related benefit costs associated with reductions in force in connection with the consolidation of certain operations. Also included in special charges for the six months ended July 2, 2011 were $2.8 million of costs in the Marketing and Publishing Services segment consisting of $0.7 of severance and related benefit costs and $2.1 million of non-cash asset related impairment charges associated with the closure of our Milwaukee, Wisconsin facility.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing our senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
(3)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.
(4)	Costs associated with the repricing of Visant’s outstanding senior secured term loan facility completed on March 1, 2011.
(5)	Other charges for the quarter ended June 30, 2012 included $0.3 million and $0.2 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the consolidation of certain facilities in the Memory Book segment and the Marketing and Publishing Services segment, respectively. The Scholastic segment included $0.6 million of costs associated with the donation to the local industrial development authority of our Unadilla, Georgia facility. Also included is $0.9 million of management fees, $0.1 million of consulting fees and $0.6 million of other costs that are non-recurring in nature.

Other charges for the six months ended June 30, 2012 included $1.3 million and $0.6 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Marketing and Publishing Services segment and the Memory Book segment, respectively. The Scholastic segment included $0.6 million of costs associated with the donation to the local industrial development authority of our Unadilla, Georgia facility. Also included are $1.8 million of management fees, $0.2 million of consulting fees and $1.0 million of other costs that are non-recurring in nature.

Other charges for the quarter ended July 2, 2011 included $1.0 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities, $0.9 million of management fees, $0.5 million of consulting fees and $0.6 million of other costs that are non-recurring in nature.

Other charges for the six months ended July 2, 2011 included $1.8 million of management fees, $1.1 million of consulting fees, $1.0 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities, and $1.0 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	June 30, 2012	July 2, 2011	$ Change	% Change
Net sales
Scholastic	$127,937	$135,684	$(7,747)	(6%)
Memory Book	257,565	268,834	(11,269)	(4%)
Marketing and Publishing Services	79,419	88,653	(9,234)	(10%)
Inter-segment eliminations	(266)	(23)	(243)	NM

	$464,655	$493,148	$(28,493)	(6%)

Adjusted EBITDA
Scholastic	$26,382	$29,961	$(3,579)	(12%)
Memory Book	131,629	141,718	(10,089)	(7%)
Marketing and Publishing Services	14,773	19,541	(4,768)	(24%)

	$172,784	$191,220	$(18,436)	(10%)

Adjusted EBITDA margin	37.2%	38.8%

NM = not meaningful

	Six months ended
In thousands	June 30, 2012	July 2, 2011	$ Change	% Change
Net sales
Scholastic	$283,338	$291,966	$(8,628)	(3%)
Memory Book	263,088	274,406	(11,318)	(4%)
Marketing and Publishing Services	177,310	177,543	(233)	NM
Inter-segment eliminations	(278)	(29)	(249)	NM

	$723,458	$743,886	$(20,428)	(3%)

Adjusted EBITDA
Scholastic	$60,399	$63,944	$(3,545)	(6%)
Memory Book	124,286	136,493	(12,207)	(9%)
Marketing and Publishing Services	38,299	39,571	(1,272)	(3%)

	$222,984	$240,008	$(17,024)	(7%)

Adjusted EBITDA margin	30.8%	32.3%

NM = not meaningful